Exhibit (a)(5)(N)
THE HOME DEPOT ANNOUNCES FINAL RESULTS OF TENDER OFFER;
UPDATES 2007 EPS GUIDANCE
ATLANTA, September 10, 2007 — The Home Depot®, the world’s largest home improvement retailer, today announced the final results of its modified “Dutch Auction” tender offer, which expired at 5 p.m. on Friday, August 31, 2007.
The Home Depot accepted for purchase 289,331,314 shares of its common stock at a price of $37.00 per share, for a total cost of $10.7 billion, excluding fees and expenses related to the offer. These shares represent 14.6 percent of the shares outstanding on August 31.
Based on the depositary’s final count, a total of 289,331,314 shares were validly tendered at a price of $37.00 per share. Accordingly, there will be no proration of tenders received in the offer. The shares purchased in the offer include the 250,000,000 shares the Company initially offered to purchase and 39,331,314 additional shares that the Company elected to purchase pursuant to the terms of its offer.
Computershare will promptly pay for the shares accepted for purchase and will promptly return all shares tendered and not accepted for purchase. With completion of the tender offer, The Home Depot now has approximately 1.69 billion shares outstanding.
“We are pleased to successfully complete the tender offer, which brings us almost halfway to fulfilling our $22.5 billion recapitalization plan,” said Frank Blake, chairman and CEO. “We continue to evaluate financial market conditions and will execute the rest of the plan as soon as practicable.”
To complete the $22.5 billion recapitalization plan, the Company may repurchase additional shares in the form of open market purchases, accelerated share repurchases and/or additional tender offers, the details of which will be announced at a later time. Rule 13e-4(f) under the Securities Exchange Act of 1934, as amended, prohibits the Company from purchasing any shares, other than in the tender offer, until at least ten business days following expiration of the tender offer.
Shareholders and investors who have questions or need information about the tender offer may contact the information agent, D.F. King & Co., Inc., at 1-800-628-8536.
In connection with this offer, Computershare, Inc. served as depositary, Lehman Brothers and Merrill Lynch as dealer managers and King & Spalding as legal advisor.
Updated EPS Guidance
Prior to the tender offer, the Company’s guidance for fiscal 2007 diluted earnings per share from continuing operations was a decline of 12-15 percent from fiscal 2006. Having completed the tender offer, the Company’s updated guidance for diluted earnings per share from continuing operations is a decline of 7-9 percent for fiscal 2007. For the purpose of computing diluted earnings per share, the Company projects that outstanding shares will be reduced by approximately 165 million and 290 million shares in the third and fourth quarters of fiscal 2007, respectively.
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The fiscal 2007 earnings per share guidance reflects 52 weeks and does not include the impact of the 53rd week. The Company will have 53 weeks of operating results in its fiscal 2007 financial results. The Company projects that the 53rd week will add approximately three cents to its consolidated earnings per share guidance for fiscal 2007.
The Home Depot® is the world’s largest home improvement specialty retailer, with 2,207 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, 10 Canadian provinces, Mexico and China. In fiscal 2006, The Home Depot had sales from continuing operations of $79.0 billion and earnings from continuing operations of $5.3 billion. The Company employs approximately 350,000 associates. The Home Depot’s stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor’s 500 index.
Certain statements contained herein, including any statements related to the recapitalization plan and projected financial results, constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on currently available information and are based on our current expectations and projections about future events. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date hereof, and we undertake no obligation to update these statements to reflect subsequent events or circumstances except as may be required by law. Additional information regarding other risks and uncertainties is contained in our periodic filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 28, 2007.

For more information, contact:
Financial Community	News Media
Diane Dayhoff	Paula Drake
Sr. Vice President — Investor Relations	Sr. Manager — Corporate Communications
(770) 384-2666	(941) 488-1289
diane_dayhoff@homedepot.com	paula_drake@homedepot.com